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                                                                 EXHIBIT 10.11

      Spartan Stores, Inc. entered into the following Executive Severance Agreement with the following executives on the dates indicated:

EXECUTIVE                     DATE

Charles B. Fosnaugh           February 22, 1999
David deS. Couch              February 22, 1999
Michael D. Frank              February 22, 1999
Richard C. Deming             February 22, 1999
J. Kevin Schlosser            February 22, 1999


                       EXECUTIVE SEVERANCE AGREEMENT


          THIS AGREEMENT is entered into as of the ___ day of _________, 1999 (the "Effective Date"), by and between SPARTAN STORES, INC. a Michigan corporation ("Company"), and _______________________ ("Executive").


                           W I T N E S S E T H:

          WHEREAS, Executive currently serves as a key employee of the Company and/or its subsidiaries and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, or subsidiaries; and

          WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

          WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as hereafter defined) of the Company, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Company and/or its subsidiaries, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:


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               (a)  "Board" means the Board of Directors of the Company.

               (b) "Cause" means (1) the willful and continued failure by Executive to substantially perform his duties with Company (other than any such failure resulting from Executive's incapacity due to physical or mental injury or illness, or any such actual or anticipated failure resulting from Executive's termination for Good Reason) after a demand for substantial performance is delivered to Executive by the Board (which demand shall specifically identify the manner in which the Board believes that Executive has not substantially performed his or her duties); or
     (2) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this Section, no act or failure to act on the part of Executive shall be considered "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Company provides Executive with a copy of a resolution adopted by an affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive has been guilty of conduct set forth in subsections (1) or (2) above, setting forth the particulars in detail. A determination for Cause by the Board shall not be binding upon or entitled to deference by any finder of fact in the event of a dispute, it being the intent of the parties that such finder of fact shall make an independent determination of whether the termination was for "Cause" as defined in (1) or (2) above.

               (c)  "Change in Control" means:

                    (1) the acquisition by any individual, entity, or group (a "Person"), including any "person" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either
          (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by an employee benefit plan (or
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          related trust) sponsored or maintained by the Company or any
          Person controlled by the Company, (C) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in clauses (i), (ii), and (iii) of subsection (c)(3) shall be satisfied, or (D) any acquisition by the Executive or any group of persons including the Executive; and provided further that, for purposes of clause
          (A), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or 20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common
          Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

                    (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
          Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to have been a member of the Incumbent Board;

                    (3) approval by the shareholders of the Company of a reorganization, merger, or consolidation unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from

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          such reorganization, merger, or consolidation and more than
          50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than (A) the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or (B) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and
          (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

                    (4)  approval by the shareholders of the Company of
          (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the
          individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the
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          same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common stock thereof or 20% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

               Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), and who subsequently effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive's employment.

               (d)  "Code" means the Internal Revenue Code of 1986, as amended.

               (e) "Common Stock" means the common stock of the Company, $2.00 par value per share.

               (f) "Company" means Spartan Stores, Inc., a Michigan corporation, and any corporation or other entity in which Spartan Stores, Inc. has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

               (g) "Date of Termination" means the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be. Notwithstanding the previous sentence, (i) if the Executive's employment is terminated for Disability, as defined
                                      -5-

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     in Section 1(h), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty
     (30) days following the date on which a Notice of Termination is received.

               (h) "Disability" means Executive's failure to be available to substantially perform his duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to mental or physical illness.

               (i) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after or in connection with a Change in Control:

                    (1) (i) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities, or status with the Company immediately prior to such Change in Control, (ii) a material adverse change in Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control, (iii) any removal or involuntary termination of Executive by the Company otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (iv) any failure to re-elect Executive to any position with the Company held by Executive immediately prior to such Change in Control;

                    (2) a reduction by the Company in Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

                    (3)  any requirement of the Company that Executive
          (i) be based anywhere other than the facility where Executive is located at the time of the Change in Control or reasonably equivalent facilities within Kent County, Michigan or (ii) engage in business travel to an extent substantially more burdensome than the travel obligations of Executive immediately prior to such Change in Control;

                    (4) the failure of the Company to continue the Company's executive incentive plans or bonus plans in which Executive is participating immediately prior to such Change
                                      -6-

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          in Control or a reduction of the Executive's target
          incentive award opportunity under any such bonus plan, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent economic benefit;

                    (5) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent after-tax economic benefit, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan, (ii) provide Executive and Executive's dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs, and policies of the Company in effect for Executive immediately prior to such Change in Control,
          (iii) provide other fringe benefits in accordance with the most favorable plans, practices, programs, and policies of the Company in effect for Executive immediately prior to such Change in Control, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for Executive immediately prior to such Change in Control;

                    (6) the failure of the Company to pay any amounts owed Executive as salary, bonus, deferred compensation or other compensation;

                    (7) the failure of the Company to obtain any assumption agreement contemplated in Section 9(b);

                    (8) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

                    (9) any other material breach by Company of its obligations under this Agreement.

                                      -7-

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               For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive on the parties; provided, however, that an isolated and insubstantial action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Any event or condition described in this Section 1(i) which occurs prior to a Change in Control, but which Executive reasonably demonstrates was at the request of or in response to a Third Party who effectuates a Change in Control or who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

               Executive may not terminate the employment for "Good Reason" unless:

                      (i) Executive notifies the Board of Directors in writing, within 60 days after Executive becomes aware of the act or omission constituting Good Reason that the act or omission in question constitutes Good Reason and explaining why the Executive considers it to constitute Good Reason;

                      (ii) the Company fails, within 10 days after notice from Executive under (i) above, to revoke the action or correct the omission and make the Executive whole; and

                     (iii) Executive gives notice of termination within 30 days after expiration of the 10-day period under (ii) above.

               Executive's failure to give notice as provided in (i) above will not waive Executive's right to resign with Good Reason, provided that he follows the above procedure, with regard to any subsequent act or omission constituting Good Reason.

               Executive need not fulfill the above conditions a second time if the Company repeats the act or omission constituting Good Reason.

               (j) "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than for Good Reason with Notice of Termination, (3) as a result of Executive's death, (4) by the Company due to Executive's Disability, unless within thirty (30) days after Notice of Termination is provided to Executive, Executive shall have returned (or offered to return, if not permitted by the Company to do so) to substantial performance of
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     Executive's duties on a full-time basis, or (5) as a result of
     Executive's Retirement.

               (k) "Notice of Termination" means a written notice by the Company or Executive, as the case may be, to the other, which
     (1) indicates the specific reason for Executive's termination,
     (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment, and (3) specifies the termination date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

               (l) "Retirement" means termination of employment by either the Executive or the Company on or after the Executive's normal retirement date under the terms of retirement plans of the Company, but not earlier than the age of 65.

               (m) "SERP" means the Spartan Stores, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

               (n) "Termination Period" means the period of time beginning with a Change in Control and ending 18 months following such Change in Control.

2. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date and shall continue in effect until the Company has fulfilled all of its obligations under this Agreement following any termination of Executive's employment with the Company.

3. SEVERANCE BENEFITS. If the employment of Executive with the Company shall terminate during the Termination Period, other than by reason of a Nonqualifying Termination, then Executive shall receive the following severance benefits as compensation for services rendered:

               (a)  LUMP SUM CASH PAYMENT.   Within five (5) days after the
     Date of Termination, Executive shall receive a lump sum cash payment in an amount equal to the sum of the following:

                    (1) Executive's unpaid base salary from the Company through the Date of Termination at the rate in effect
          (without taking into account any reduction of base salary constituting Good Reason), just prior to the time a Notice of Termination is given plus any benefit awards (including both the cash and stock components) and bonus payments which

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          pursuant to the terms of any plans have been earned or
          become payable, to the extent not theretofore paid;

                    (2) A bonus will be paid under the Company's Annual Incentive Plan or any successor plan ("Annual Plan") for the time Executive was employed by the Company in the fiscal year of termination, in an amount equal to the product of
          (i) the number of days Executive was employed by the Company prior to the Date of Termination in the year of termination divided by the number of days in the year, multiplied by
          (ii) 100% of the Executive's current year target bonus (with such calculations to be made as though the target level has been achieved for each Performance Goal (as defined in the Annual Plan)).

                    (3) A bonus will be paid under the Long Term Incentive Plan or any successor Plan ("Long Term Plan"), in an amount equal to the payment called for under the Long Term Plan (as in effect on the date of this Agreement) upon termination of Executive's employment without Cause during a year.

                    (4)  An amount equal to the number of years
          remaining in the Termination Period (counting each full or partial month as 1/12th of a year, and rounded to the nearest 1/100th of a year) times the sum of (i) the higher of the Executive's annual rate of base salary from the Company in effect on the Date of Termination or in effect on the day before the Change in Control; and (ii) the higher of the (A) payment to Executive under Section 3(a)(2) above adjusted to be an annualized bonus or (B) the bonus awarded to the Executive under the Annual Plan for the fiscal year immediately preceding the Change in Control.

               (b)  BENEFITS. Except for any retirement plans covered by
     Section 4 below, the Company shall maintain in full force and effect for the benefit of Executive and his spouse and covered dependents all employee benefit plans, programs and arrangements that the Executive and his spouse and covered dependents were entitled to participate in immediately prior to the Date of Termination until the earlier of the end of the Termination
     Period or (as to any particular benefit) the date upon which the Executive receives a substantially equal benefit from a new employer. If the participation of the Executive and his spouse and covered dependents in any such plans or programs is not permitted by the terms of any such plans or programs, or would cause the Executive to experience adverse tax consequences, the Company shall provide comparable benefits eliminating the adverse tax consequences but providing substantially the same after-tax
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     benefit levels as the Executive, spouse and covered dependents previously received under such plans and programs.

               (c) AUTOMOBILE. The Company shall cause the title to Executive's Company-provided automobile to be transferred to Executive, free and clear.

               (d) OUTPLACEMENT SERVICES. The Company will provide the Employee with outplacement services through an outplacement services firm selected by the Company with the Employee's approval, which shall not be withheld if the firm selected is reputable at a cost not to exceed an amount equal to 15 percent of the Executive's base salary at the time of the termination.

               (e) CERTAIN REDUCTIONS DISREGARDED. In computing the payments under sections (a) through (d) above, any reduction in Executive's base salary, bonus or fringe benefits shall be disregarded if such reduction constituted "Good Reason" as defined in this Agreement.

4.   RETIREMENT BENEFITS.

               (a) The Executive is a Participant in the SERP. If the employment of Executive with the Company shall terminate during the Termination Period other than by reason of a Nonqualifying Termination, then Executive shall receive (as a lump sum, to be paid within five (5) days after the Date of Termination) an amount equal to the difference between (i) the total amounts the Executive is eligible to receive as of the Date of Termination under the Spartan Stores, Inc. Cash Balance Pension Plan and any successor plan ("Pension Plan") and the SERP (assuming election by Executive of the lump sum payment options under the Pension Plan and SERP); and (ii) the total amounts the Executive would have been eligible to receive under the Pension Plan and SERP had the Executive's employment continued until the end of the Termination Period.

               (b) The payments to Executive under this Section 4 shall be in addition to any payments under Section 3 of this Agreement and any payments under the Pension Plan and SERP.

5. ACCELERATION OF VESTING UPON CHANGE IN CONTROL. Effective at the time of a Change in Control, all unvested stock options and stock previously issued to Executive as to which rights of ownership are subject to forfeiture shall immediately vest; all risk of forfeiture of the ownership of stock or stock options and restrictions on the exercise of options shall lapse; and, Executive shall be entitled to

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     exercise any or all options, such that the underlying shares will be considered outstanding at the time of the Change in Control.

6.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

               (a) Anything in this Agreement to the contrary notwithstanding, if any payments or distributions by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise ("Payments")) trigger application of the excise tax imposed by Section 4999 of the Code, or any successor Code provision (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or any interest or penalties are incurred by Executive with respect to Excise Tax on such amount, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, it being the intent of this section that the Executive shall be held harmless from all Excise Tax and interest and penalties on Excise Tax.

               (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination. If the Accounting Firm determines
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     that no Excise Taxes are payable by Executive, it shall furnish
     Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive; however, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make payment of any Excise Tax that qualifies for a Gross-Up Payment in accordance with this Section 6, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

               (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                      (i) give the Company any information reasonably requested by the Company relating to such claim,

                     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                     (iv) permit the Company to participate in any proceeding relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the
                                      -14-
     amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. WITHHOLDING TAXES. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.

8. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under or related to this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof.

9.   SUCCESSORS; BINDING AGREEMENT.

               (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

               (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this
     Section 9, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation, or transfer becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

               (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

10. NOTICE. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

               ________________________
               ________________________
               ________________________


     If to the Company:

               Spartan Stores, Inc.
               850 76th Street, S.W.
               P. O. Box 8700
               Grand Rapids, Michigan 49518

     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.  FULL SETTLEMENT; RESOLUTION OF DISPUTES.

               (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

               (b) If there shall be any dispute between the Company and Executive in the event of any termination of Executive's employment then, until there is a final, nonappealable, determination pursuant to arbitration declaring that such termination was for Cause, that the determination by Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Executive and his dependents or other beneficiaries, as the case may be, under Sections 3 and 4, the Company shall pay all amounts, and provide all benefits, to Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3 and 4 as though such termination were by the Company without Cause or by Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 11 except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately determined by the arbitrator not to be entitled.

               (c) ARBITRATION. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Grand Rapids, Michigan, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid pursuant to Section 11(b) during a dispute. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11(c).

12. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

13. ESTABLISHMENT OF TRUST. Immediately prior to a Change in Control, the Company shall establish and maintain a Trust in the form attached as Exhibit A. Upon the occurrence of a Change in Control the Company shall pay into the Trust the amounts called for under Exhibit A, and shall thereafter make such additional payments as called for under Exhibit A. No payment to the Trust by the Company shall reduce the Company's obligations to make payments to Executive under this Agreement.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

15. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, or such waiver is signed by the waiving party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company, except that no benefits pursuant to any other employee plan or compensation program that become payable or are paid in accordance with this Agreement shall be duplicated by operation of this Agreement. No agreements or representations, oral or otherwise, express or implied, with regard to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company. Executive has executed this Agreement as of the day and year written below.

                                   SPARTAN STORES, INC.


                                   By: ______________________________________
                                       James B. Meyer
                                       President and Chief Executive Officer

                                                                  "Company"
AGREED TO THIS ____ DAY OF _________, 1999


__________________________________________

"Executive"

                                 EXHIBIT A

                           SPARTAN STORES, INC.
               EXECUTIVE SEVERANCE AGREEMENT AND SERP TRUST

     [Omitted.]